Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of July 13, 2015 (the “Effective Date”), by and between GTx, Inc., located at 175 Toyota Plaza, 7th Floor, Memphis, Tennessee 38103 (the “Employer”), and Diane C. Young (the “Employee”), residing at 12 Carriage Hill Drive, Far Hills, New Jersey 07931.

WHEREAS, the Employee is being retained to provide services to the Employer as Vice President, Chief Medical Officer of Employer; and

WHEREAS, during the course of the Employee’s employment with the Employer, the Employer will train and continue to train the Employee and to impart to the Employee proprietary, confidential, and/or trade secret information, data and/or materials of the Employer; and

WHEREAS, the Employer has a vital interest in maintaining its confidential information and trade secrets, as well as rights to inventions, since doing so allows the Employer to compete fairly and enhances the value of the Employer to shareholders and job security for employees; and

WHEREAS, the Employer desires to retain the services of the Employee and the Employee is willing to be employed and continue to be employed with the Employer upon the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the employment and continued employment of the Employee in accordance with the terms and conditions of this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree and covenant as follows:

1.                                      DEFINITIONS

For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.

“Agreement” has the meaning set forth in first paragraph of this Agreement.

“Basic Compensation” means Salary and Benefits.

“Benefits” has the meaning stated in Section 3.1(b) of this Agreement.

“Board of Directors” means the Board of Directors of the Employer.

“CEO” has the meaning set forth in Section 2.2.

“Change of Control” means any of the following events: (a) the sale or other disposition of all or substantially all of the assets of the Employer in a single transaction or in a series of transactions (including, without limitation, any liquidation or dissolution of the Employer); (b) any Person or group becomes the beneficial owner, directly, or indirectly, of securities of the Employer representing more than fifty percent (50%) of the combined voting power of the Employer’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction (for such purposes, “voting stock” shall mean the capital stock of the Employer of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of members of the Board of Directors (or Persons performing similar functions) of the Employer); (c) a merger or consolidation of the Employer with or into any other entity, if immediately after giving effect to such transaction more than fifty percent (50%) of the issued and outstanding voting stock of the surviving entity of such transaction is held by Persons who were not holders (taking into account their individual and affiliated holdings) as of the Effective Date of at least fifty percent (50%) of the voting stock of the Employer; or (d) individuals who, on the Effective Date, are members of the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board of Directors; provided, however, that if the appointment or election (or nomination for election) of any new member of the Board of Directors was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member will, for purposes of this Agreement, be considered as a member of the Incumbent Board.  A Change of Control shall not include: (1) any transfer or issuance of stock of the Employer to one or more of the Employer’s lenders (or to any agents or representatives thereof) in exchange for debt of the Employer owed to any such lenders; (2) any transfer of stock of the Employer to or by any Person or entity, including but not limited to one or more of the Employer’s lenders (or to any agents or representatives thereof), pursuant to the terms of any pledge of said stock as collateral for any loans or financial accommodations to the Employer and/or its subsidiaries; (3) any transfer or issuance to any Person or entity, including but not limited to one or more of the Employer’s lenders (or to any agents or representatives thereof), in connection with the workout or restructuring of the Employer’s debts to any one of the Employer’s lenders, including but not limited to the issuance of new stock in exchange for any equity contribution to the Employer in connection with the workout or restructuring of such debt; (4) any transfer of stock by a stockholder of the Employer which is a partnership or corporation to the partners or stockholders in such stockholder or any transfer of stock by a stockholder of the Employer to an entity affiliated with such stockholder or the immediate family of such stockholder or a trust or similar entity for the benefit of such family members; or (5) any transfer or issuance of stock in connection with an offering of the Employer’s stock in a registered public transaction not involving a transaction described in Rule 145, promulgated under the Securities Act of 1933, as amended, provided that the Employer’s officers and Board of Directors shall not materially change as a result thereof.

“Change of Control Termination” means (i) a Termination Without Cause of the Employee’s employment by the Employer (other than for death or disability) within twelve (12) months after a Change of Control or (ii) the Employee’s resignation for Good Reason within twelve (12) months after a Change of Control.

“Competing Business” means any individual or entity, other than the Employer, that is engaging in, or proposes to engage in, the development, manufacture, distribution or sale of a Competing Product in North America, South America, Europe and Eastern Europe, and in the countries of Russia, Australia, Japan, China, Taiwan, South Korea and India; provided, however, that an entity that develops, manufactures, distributes or sells a Competing Product in a separate business unit than the business unit in which the Employee is then employed shall not be deemed a Competing Business unless the Employee provides Confidential Information and/or Proprietary Information to the business unit that is engaging in or proposes to engage in the development, manufacture, distribution or sale of a Competing Product.

“Competing Product” means any pharmaceutical or other compound, composition, formulation, method, process, product or material that is competitive with any product of the Employer under development, manufacture, distribution or commercialization at any time from and after the Effective Date through the date of termination of the Employee’s employment, including, without limitation, small molecules that target androgen, estrogen, glucocorticoid, and/or other hormone receptors for purposes of treating, diagnosing, or imaging humans in health and disease, including treating cancer, osteoporosis and bone loss and muscle loss.

“Confidential Information and/or Proprietary Information” means any and all:

(a)                                 information disclosed to the Employee or known by the Employee as a consequence of, or through, her discussions with Employer to potentially become employed by Employer from and after January 1, 2015, including all proprietary and confidential information of Employer, not generally known in the relevant trade or industry, about the Employer’s business, products, processes, and services; and trade secrets concerning the business and affairs of the Employer, product specifications, data, know-how, formulae, compositions, research, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information); and any other information, however documented, that is a trade secret within the meaning of Tenn. Code §39-14-138 or any other applicable law; and

(b)                                 information concerning the business and affairs of the Employer (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and

(c)                                  intellectual property, inventions, methods, processes, techniques, computer programs, devices, products, services, compounds, gene therapy products, pharmaceuticals, substances, vectors, enzymes, genes, concepts, discoveries, improvements, and designs, whether or not patentable in the United States or foreign countries, any trade secrets, information, procedures, technologies, data, results, conclusions, know-how or show-how and business information; and

(d)                                 notes, analysis, compilations, studies, summaries, and other material prepared by or for the Employer containing or based, in whole or in part, on any information included in the foregoing.

“Delayed Initial Payment Date” has the meaning stated in Section 9.2 of this Agreement.

“Effective Date” means the date stated in the first paragraph of this Agreement.

“Employee” has the meaning stated in the first paragraph of this Agreement.

“Employee Invention” means any idea, invention, technique, modification, process, improvement (whether patentable or not), industrial design (whether registerable or not), work of authorship (whether or not copyright protection may be obtained for it), design, copyrightable work, discovery, trademark, copyright, trade secret, formula, device, method, compound, gene, prodrug, pharmaceutical, structure, product concept, marketing plan, strategy, customer list, technique, blueprint, sketch, record, note, drawing, know-how, data, patent application, continuation application, continuation-in-part application, file wrapper continuation application or divisional application, created, conceived, or developed by the Employee from and after the Effective Date, either solely or in conjunction with others, during the Employee’s employment, or a period that includes a portion of the Employee’s employment, that relates in any way to, or is useful in any manner in, the business then being conducted or proposed to be conducted by the Employer, and any such item created by the Employee, either solely or in conjunction with others, following termination of the Employee’s employment with the Employer, that is based upon or uses Confidential Information and/or Proprietary Information.

“Employer” means GTx, Inc., its successors and assigns, and any of its current or future subsidiaries, or organizations controlled by, controlling, or under common control with it.  Throughout the course of the Agreement, whenever the term “Employer” is used in a context requiring action or consent for, or approval of, action it is agreed that such action, consent or approval shall come from the Board of Directors or its designee.

“Expenses” has the meaning stated in Section 4.1 of this Agreement.

“Good Reason” for termination means that the Employee voluntarily resigns from all positions she then holds with the Employer if and only if:

(a)                                 one of the following actions have been taken without the Employee’s express written consent:

(i)                                     an adverse change in the Employee’s authority, duties or responsibilities (including reporting responsibilities) which, without the Employee’s consent, represents a material reduction in or a material demotion of the Employee’s authority, duties or responsibilities as in effect on the Effective Date with respect to the Employee’s position as Vice

President, Chief Medical Officer or the assignment to the Employee of any duties or responsibilities which are materially inconsistent with and materially adverse to such authority, duties or responsibilities;

(ii)                                  a material reduction in the then current Salary of the Employee;

(iii)                               following a Change of Control, the Employer requires that the Employee relocate to a location that is outside of New Jersey to perform her services for the Employer;

(iv)                              the failure of the Employer to obtain an agreement reasonably satisfactory to the Employee from any successor or assign of the Employer upon a Change of Control to assume and agree to perform this Agreement in all material respects following the Change of Control; or

(v)                                 the Employer materially breaches its obligations under this Agreement or any other then-effective agreement with the Employee (including any agreement or arrangement providing for incentive compensation or employee benefits, including the Benefits provided in this Agreement).

(b)                                 the Employee provides written notice to the Board of Directors within the thirty (30) day period immediately following such action; and

(c)                                  such action is not remedied by the Employer within thirty (30) days following the Employer’s receipt of such written notice; and

(d)                                 the Employee’s resignation is effective not later than sixty (60) days after the expiration of such thirty (30)-day cure period.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or governmental body.

“Proprietary Items” means any Proprietary and/or Confidential Information embodied in any document, record, recording, electronic media, formulae, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form.

“Release” means a general release of claims in favor of the Employer, in a form determined by the Employer in its sole discretion, provided that such form is reasonably acceptable to the Employee, which shall specifically relate to all of the Employee’s rights and claims in existence at the time of such execution and shall confirm the Employee’s continuing obligations to the Employer (including but not limited to obligations under Section 7 and Section 8 of this Agreement, the Agreement on Condition of Employment and any other confidentiality and/or non-competition agreement with the Employer).

“Salary” has the meaning stated in Section 3.1(a) of this Agreement.

“Section 409A” has the meaning stated in Section 9.2 of this Agreement.

“Termination Date” has the meaning stated in Section 6.1 of this Agreement.

“Termination With Cause” means the termination of the Employee’s employment by act of the Board of Directors for any of the following reasons, any of which shall constitute “Cause” for purposes of this Agreement:

(a)                                 the Employee’s conviction of a felony;

(b)                                 the Employee’s intentional theft, embezzlement, misappropriation of or infliction of material damage to the Employer’s property or business opportunities;

(c)                                  the Employee’s breach of the provisions contained in Section 7 or Section 8 of this Agreement or the provisions in the Agreement on Condition of Employment regarding confidentiality, non-competition or non-solicitation; or

(d)                                 the Employee’s ongoing willful neglect of or failure to perform her duties hereunder or her ongoing willful failure or refusal to follow any reasonable, unambiguous duly adopted written direction of the CEO, if such willful neglect or failure is materially damaging or materially detrimental to the business and operations of the Employer; provided that, if curable, the Employee shall have received written notice of such neglect or failure and shall have continued to engage in such neglect or failure after 30 days following receipt of such notice from Employer, which notice specifically identifies the manner in which the Employer believes that the Employee has engaged in such neglect or failure.  For purposes of this subsection, no act, or failure to act, shall be deemed “willful” unless done, or omitted to be done, by the Employee not in good faith, and without reasonable belief that such action or omission was in the best interest of the Employer.

“Termination Without Cause” means the termination of the Employee’s employment by the Employer for any reason other than (i) Termination With Cause, or (ii) a termination by the Employer due to the Employee’s death or disability.

2.                                      EMPLOYMENT TERMS AND DUTIES

2.1                               Employment

The Employer hereby employs the Employee, and the Employee hereby accepts employment by the Employer, upon the terms and conditions set forth in this Agreement.

2.2                               Term

Either the Employee or the Employer may terminate this Agreement and the Employee’s employment and compensation with or without Cause or notice, at any time, at either the Employer’s or the Employee’s option.  No officer or manager of the Employer has the authority to enter into any other agreement for employment for a specified period of time, or to modify or to make any agreement contrary to the foregoing, except by written amendment to this Agreement, dated and signed by the Chief Executive Officer (“CEO”) of the Employer.

2.3                               Duties

The Employee will have such duties as are assigned or delegated to the Employee by the CEO and will initially serve as Vice President, Chief Medical Officer for the Employer.

Such duties will include, but may not be limited to, working with other employees of Employer, including Employer’s other vice presidents, to oversee and direct the clinical development of Employer’s clinical product candidates, including making such medical decisions and providing such medical input as is appropriate and necessary to ensure the safety of patients participating in any Employer sponsored clinical study. To the extent requested by the CEO, Employee also will participate in investor and business development meetings important to the Employer and attend significant scientific and industry conferences with other Employer personnel.  The Employee will devote such time, attention, skill and energy to the business of the Employer as is reasonably necessary to fulfill the requirements of her duties, but in any event, will agree to make herself available as needed to the CEO and other senior officers and employees of the Employer as necessary to provide executive leadership and direction to the business of the Employer.

The Employee agrees to use her best efforts to promote the success of the Employer’s business, and to cooperate fully with the CEO in the advancement of the best interest of the Employer.  The Employee agrees to abide by all bylaws, policies, practices, procedures or rules of the Employer, as determined by the Board of Directors.

The Employer agrees that the Employee shall be permitted to remain a resident of New Jersey and shall be based, for purposes of her employment with the Employer, in New Jersey.  The Employee agrees that periodic travel to Tennessee and elsewhere will be necessary, but the Employee shall not be required to relocate.  The Employer agrees to make all reasonable and necessary accommodations to effectuate this arrangement.

2.4                               Workweek

Notwithstanding the provisions of Section 2.3, the Employer agrees that the Salary to be paid to the Employee contemplates the Employee working on average approximately two and one-half (2.5) days per week.  The Employee’s salary and benefits, as outlined in this Agreement, are based upon this agreed-upon two and one-half (2.5)-day workweek.  If the Employee determines that she is working more than two and one-half (2.5) days per week, the Employee may request that the CEO seek approval of the Board of Directors (or its Compensation Committee) to amend this Agreement to adjust her Salary to reflect the increased workweek.

3.                                      COMPENSATION

3.1                               Basic Compensation

(a)                                 Salary.  As of the Effective Date, the Employee will be paid for each of the twenty-six pay periods during the calendar year approximately $6,730.77, which is the equivalent of $175,000 per calendar year (the “Salary”), subject to review and adjustment from time to time by the Compensation Committee of the Board.

(i)                                     Annual Salary Increase.  The Employee shall be eligible for salary increases at least once annually as determined by the Compensation Committee of the Board.  Such salary increase shall be based a review of the overall performance of the Employer as well as the performance of the Employee during the preceding twelve (12)-month period, as determined by the Compensation Committee of the Board, with input from the CEO.

(ii)                                  Salary Increase Upon Increase In Workweek.  Pursuant to Section 2.4, in the event that the Employee and the Compensation Committee of the Board agree to amend this Agreement to reflect an increase in the Employee’s workweek, the Employer and the Employee will agree on a revised Salary that more accurately compensates her for the work she is doing for the Employer.

(b)                                 Benefits.  The Employee will, during her employment with the Employer, be permitted to participate in such life insurance, hospitalization, major medical, short term disability, long term disability, 401(k) plan and other employee benefit or additional compensation plans of the Employer that may be in effect from time to time, to the extent the Employee is eligible under the terms of those plans (collectively, the “Benefits”).  All matters of eligibility for coverage or benefits under any such plan shall be determined in accordance with the provisions of such plan.  The Employer reserves the right to change, alter, or terminate any such plan, in its sole discretion, subject to the terms of such plan.

(c)                                  Annual Bonus.  If and to the extent that the CEO and other vice presidents of Employer are eligible for an annual performance bonus, the Employee also shall be similarly eligible for an annual performance bonus (the “Annual Bonus”).  Such bonus shall be subject to the same terms and calculated utilizing the same metrics as that provided for the other vice presidents of Employer.

(d)                                 RSU Award.  The Employee shall be granted a restricted stock unit award as of the Effective Date of her employment (the “RSU Award”).  In the event of a Change of Control, the RSU Award shall become fully vested, as set forth in the grant documents executed in connection with the RSU Award.

(e)                                  The Employer may withhold from the Salary or Benefits payable to the Employee all federal, state, local, and other taxes and other amounts as permitted or required pursuant to law, rules or regulations.

4.                                      FACILITIES AND EXPENSES

4.1                               General

The Employer will furnish the Employee office space, equipment, supplies, and such other facilities and personnel as the Employee deems necessary or appropriate for the performance of the Employee’s duties under this Agreement.  The Employer will pay the Employee’s dues in such professional societies and organizations as are reasonably related to the Employee’s employment, and will pay on behalf of the Employee (or reimburse the Employee for) reasonable expenses incurred by the Employee at the request of, or on behalf of, the Employer in the performance of the Employee’s duties pursuant to this Agreement, and in accordance with the Employer’s employment policies, including reasonable expenses incurred by the Employee in attending conventions, seminars, and other business meetings, in appropriate business entertainment activities, and for promotional expenses (the “Expenses”).  In the event that the Employee is required to or deems it appropriate to travel to Memphis, all reasonable travel and lodging-related expenses shall be paid by or reimbursed by the Employer.  To the extent that any reimbursements payable or in-kind benefits provided pursuant to this Agreement are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any such reimbursements payable pursuant to this Agreement shall be paid no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed or in-kind benefits provided in one year shall not affect the amount eligible for reimbursement or in-kind benefits to be provided in any subsequent year, and the right to reimbursement or in-kind benefits under this Agreement will not be subject to liquidation or exchange for another benefit.  The Employee must file expense reports with respect to such expenses in accordance with the Employer’s policies.

5.                                      VACATIONS AND HOLIDAYS

The Employee will be eligible to accrue paid vacation each calendar year in accordance with the vacation policies of the Employer in effect from time to time.  Under such policies of the Employer as of the Effective Date, the Employee is eligible to accrue up to four (4) weeks of paid vacation each calendar year.  Additionally, the Employee will be entitled to the paid holidays set forth in the Employer’s policies.

Any accrued vacation days and holidays that are not used by the Employee by the end of the calendar year in which they were accrued will be lost and may not be used in any subsequent calendar year; provided, however, that upon termination of the Employee’s employment, the Employee will be paid the equivalent compensation attributable to any accrued vacation days which were accrued during the calendar year in which such termination occurs and are not otherwise used by the Employee as of the date of such termination.

6.                                      TERMINATION

6.1                               At-Will Employment.  The Employee’s employment is at-will, which means that either the Employee or the Employer may terminate this Employment Agreement (with the exception of the provisions of Sections 7 and 8 which shall survive termination of this

Agreement and the Employee’s employment) with or without Cause or notice, at any time at either the Employee’s or the Employer’s option.  Except as otherwise specifically set forth herein, or as provided in any plan documents governing any compensatory equity awards that have been or may be granted to the Employee from time to time in the sole discretion of the Employer or an affiliate, upon termination of the Employee’s employment the Employer shall be released from any and all further obligations under this Agreement, except the Employer shall be obligated to pay the Employee (i) her accrued but unpaid Basic Compensation and Expenses owing to the Employee through the day on which the Employee’s employment is terminated (the “Termination Date”) and (ii) any earned but unpaid Annual Bonus with respect to any completed calendar year immediately preceding the Termination Date (the “Unpaid Annual Bonus”), which shall be paid on the otherwise applicable payment date (but in no event later than the 15th day of the third month following the end of such year) except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement.  The Employee’s obligations under Sections 7 and 8 shall continue pursuant to the terms and conditions of this Agreement.

6.2                               Termination Upon Death.  The employment of the Employee shall terminate on the date of the Employee’s death, in which event the Employee’s accrued but unpaid Basic Compensation and Expenses and any Unpaid Annual Bonus, owing to the Employee through the date of the Employee’s death, shall be paid to her estate in accordance with Section 6.1.  The Employee’s estate will not be entitled to any other compensation under this Agreement.

6.3                               Termination Under Certain Circumstances.  As additional consideration for the covenants in Section 7 and Section 8, in the event of a Change of Control Termination and provided that the Employee signs and allows to become effective a Release within the time period provided therein (but not later than the 60th day following the Termination Date, such latest permitted effective date is the “Release Deadline” for purposes of this Agreement), then subject to Section 9.2:

(a)                                 The Employee shall receive as severance one (1) year of her Salary, payable in accordance with the Employer’s then current payroll schedule over the one (1) year period following the Termination Date, less deductions required by law; provided, however, that if the Employee terminates her employment on account of a material reduction in her Salary, as provided in paragraph (a)(ii) of the definition of Good Reason, the amount of such severance shall be based on the Employee’s Salary immediately prior to such reduction.  Notwithstanding the foregoing payment schedule, no severance will be paid prior to the effective date of the Release.  Subject to Section 9.2, on the first regular payroll pay day following the effective date of the Release, the Employer will pay the Employee the severance that the Employee would otherwise have received on or prior to such date but for the delay in payment related to the effectiveness of the Release, with the balance of the severance being paid as originally scheduled.

(b)                                 If the Employee timely elects group health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Employer will pay the Employee’s monthly COBRA premiums (including the cost of eligible dependent coverage, if any) through the earliest of the following (the “COBRA Payment Period”): (i) for twelve (12) months following the Termination Date; (ii) the date that the Employee becomes eligible for group health insurance coverage through a new employer; or (iii) the date that the Employee is no longer eligible for COBRA coverage.  Notwithstanding the foregoing, if at any time the Employer determines, in its sole discretion, that its payment of the Employee’s COBRA premiums would result in a violation of applicable law (including, without limitation, Section 105(h)(2) of the Code and Section 2716 of the Public Health Service Act), then in lieu of paying such COBRA premiums, the Employer will pay the Employee on the last day of each remaining month of the COBRA Payment Period a fully taxable cash payment equal to the COBRA premium for that month, subject to applicable tax withholding (such amount, the “Special Severance Payment”); provided, however, that any such Special Severance Payment will be made without regard to the Employee’s payment of COBRA premiums and for purposes of any such Special Severance Payment, the “COBRA Payment Period” will be determined without regard to the expiration of the Employee’s eligibility for continued coverage under COBRA.

(c)                                  If the Employee’s employment is terminated due to a termination with Good Reason or a Termination Without Cause, in each case prior to a Change of Control, then any unvested portion of the RSU Award that is scheduled to vest on the next scheduled vesting date will become fully vested upon such termination and any other unvested portion of the RSU Award will be forfeited to the Company upon such termination.

7.                                      NON-DISCLOSURE COVENANT; EMPLOYEE INVENTIONS

7.1                               Acknowledgements by the Employee

The Employee acknowledges and agrees that (a) during the course of her employment and as a part of her employment, the Employee will be afforded access to Confidential Information and/or Proprietary Information; (b) public disclosure of such Confidential Information and/or Proprietary Information could have an adverse effect on the Employer and its business; (c) because the Employee possesses substantial technical expertise and skill with respect to the Employer’s business, the Employer desires to obtain exclusive ownership of each Employee Invention, and the Employer will be at a substantial competitive disadvantage if it fails to acquire exclusive ownership of each Employee Invention; and (d) the provisions of this Section 7 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information and/or Proprietary Information and to provide the Employer with exclusive ownership of all Employee Inventions.

7.2                               Agreements of the Employee

In consideration of the compensation and benefits to be paid or provided to the Employee by the Employer under this Agreement and otherwise, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Employee covenants and agrees as follows:

(a)                                 Confidentiality

(i)                                     That all of such Confidential Information and/or Proprietary Information is a unique asset of the business of the Employer, the disclosure of which would be damaging to the Employer.

(ii)                                  That the Employee will not at any time, whether during or after termination or cessation of the Employee’s employment, except as authorized by the Employer and for its benefit, use, divulge or disclose (or enable anyone else to use, divulge or disclose) to any Person, association or entity any Confidential Information and/or Proprietary Information which the Employee presently possesses or which the Employee may obtain during the course of the Employee’s employment with respect to the business, finances, customers or affairs of the Employer or trade secrets, developments, methods or other information and data pertaining to the Employer’s business.  The Employee shall keep strictly confidential all matters and information entrusted to the Employee and shall not use or attempt to use any such Confidential Information and/or Proprietary Information in any manner which may injure or cause loss or may be calculated to injure or cause loss, whether directly or indirectly, to the Employer.

(iii)                               That during the course of this Agreement or at any time after termination, the Employee will keep in strictest confidence and will not disclose or make accessible to any other Person without the prior written consent of the Employer, the Confidential Information and/or Proprietary Information; the Employee agrees: (a) not to use any such Confidential Information and/or Proprietary Information for himself or others; and (b) not to take any such material or reproductions thereof from the Employer’s facilities at any time during his employment except, in each case, as required in connection with the Employee’s duties to the Employer.

(iv)                              The Employee agrees to hold in confidence, and not to distribute or disseminate to any Person or entity for any reason, any Confidential Information and/or Proprietary Information of the Employer under this Agreement, or information relating to experiments or results obtained based on the duties of the Employee, except for information which: (a) is in or which becomes a part of the public domain not as a result of a breach of this Agreement, (b) is information lawfully received from a third party who had the right to disclose such information or (c) is required by legal process before a court of proper jurisdiction (by oral questions, deposition, interrogatories, requests for information or documents, subpoena, civil investigative domain or other similar process) to disclose all or any part of any Confidential Information and/or Proprietary Information, provided that the Employee will provide the Employer with prompt notice of such request or requirement, as well as notice of the terms and circumstances surrounding such request or requirements, so that the Employer may seek an appropriate protective order or waive compliance with the provisions of this Agreement.  In such case, the parties will consult with each other on the advisability of pursuing any such order or other legal action or available step to resist or narrow such request or requirement.  If, failing the entry of a protective order or the receipt of a waiver hereunder, the Employee is, in the opinion of counsel, legally compelled to disclose Confidential Information and/or Proprietary Information, the Employee may disclose that portion of such information which counsel advises is necessary to disclose.  The Employee will not oppose any action by the Employer to prevent disclosure pursuant to an appropriate protective order or to request other reliable assurances that confidential treatment will be accorded to the disclosure of such information.

(v)                                 Upon termination of this Agreement by either party or upon written notice by the Employer, the Employee shall promptly redeliver to the Employer, or, if requested by the Employer, promptly destroy all written Confidential Information and/or Proprietary Information and any other written material containing any information included in the Confidential Information and/or Proprietary Information (whether prepared by the Employer, the Employee, or a third party), and will not retain any copies, extracts or other reproductions in whole or in part of such written Confidential Information and/or Proprietary Information (and upon request certify such redelivery or destruction to the Employer in a written instrument reasonably acceptable to the Employer and its counsel).

(vi)                              This Agreement and the terms and conditions recited herein are confidential and non-public, except as may be expressly permitted by the Employer.  The Employee agrees not to disclose the contents of this Agreement to any Person or entity, including, but not limited to the press, other media, any public body, or any competitor of the Employer, except to the Employee’s legal counsel, financial advisors, immediate family, or as may be required by law.  The Employee shall also be permitted to disclose Sections 7 and 8 to any potential employer.

(vii)                           Any trade secrets of the Employer will be entitled to all of the protections and benefits of State of Tennessee law and any other applicable law.  If any information that the Employer deems to be a trade secret is found by a court of competent jurisdiction not be to a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information and/or Proprietary Information for purposes of this Agreement.  The Employee hereby waives any requirement that the Employer submits proof of the economic value of any trade secret or posts a bond or other security.

(viii)                        None of the foregoing obligations and restrictions applies to any part of the Confidential Information and/or Proprietary Information that the Employee demonstrates was or became generally available to the public other than as a result of a disclosure by the Employee.

(ix)                              The Employee will not remove from the Employer’s premises (except to the extent such removal is for purposes of the performance of the Employee’s duties at home or while traveling, or except as otherwise specifically authorized by the Employer) any Proprietary Items.  The Employee recognizes that, as between the Employer and the Employee, all of the Proprietary Items, whether or not developed by the Employee, are the exclusive property of the Employer.  Upon termination of this Agreement by either party, or upon the request of the Employer during the employment of the Employee, the Employee will return to the Employer all of the Proprietary Items in the Employee’s possession or subject to the Employee’s control, and the Employee shall not retain any copies, abstracts, sketches, or other physical or electronic embodiment of any of the Proprietary Items.

(x)                                 During the Employee’s employment with the Employer, the Employee will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other Person to whom the Employee has an obligation of confidentiality, and the Employee will not bring onto the premises of the Employer any unpublished documents or any property belonging to any former employer or any other Person to whom the Employee has an obligation of confidentiality unless consented to in writing by that former employer or Person.

(b)                                 Employee Inventions

(i)                                     Each Employee Invention will belong exclusively to the Employer.  The Employee agrees that the Employer shall have sole and exclusive ownership rights in any conception, invention, trade secrets, information, ideas, improvement, substance, know-how, whether or not patentable, arising out of, resulting from, or derivative of:  (1) the work or services of the Employee, or (2) within the scope of the duties of the Employee, or (3) using any materials, compounds, devices, or monies of the Employer.  Any resulting or derivative rights, including patent rights, shall become the exclusive property of the Employer and the Employer shall be entitled to the entire right, title and interest with respect hereto.  The Employee agrees, without additional compensation, to convey, assign the entire right, title, and interest in and to any inventions for the United States and all foreign jurisdictions to the Employer arising out of, resulting from, or derivative of:  (1) the work or services of the Employee, or (2) within the scope of the duties of the Employee, or (3) using any materials, compounds, devices, or monies.

(ii)                                  The Employer shall retain the entire right, title and interest in and to any and all Confidential Information and/or Proprietary Information provided by the Employer to the Employee and to any methods, compounds, improvements, substances, and compositions using or incorporating such Confidential Information and/or Proprietary Information.

(iii)                               The Employee agrees that Confidential Information and/or Proprietary Information provided to the Employee by the Employer shall be used for work purposes only and shall not be used for any other uses, studies, experiments or tests.

(iv)                              The Employee agrees that she will promptly disclose to the Employer, or any Persons designated by the Employer, all the Employee Inventions, made or conceived or reduced to practice or learned by her, either alone or jointly with others, during the employment of the Employee.  The Employee further agrees to assist the Employer in every proper way (but at the Employer’s expense) to obtain and from time to time enforce patents, copyrights or other rights on Employee Inventions in any and all countries, and to that end the Employee will execute all documents necessary: (a) to apply for, obtain and vest in the name of the Employer alone (unless the Employer otherwise directs) letters patent, copyrights or other analogues protection in any country throughout the world and when so obtained or vested to renew and restore the same; and (b) to defend (including the giving of testimony and rendering any other assistance) any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.  The Employee’s obligation to provide reasonable assistance to the Employer in obtaining and enforcing patents and copyrights for Employee Inventions in any and all countries shall continue beyond and after the termination of the Employee.

(v)                                 Any copyrightable work whether published or unpublished created by the Employee in connection with or during the performance of services below shall be considered a work made for hire, to the fullest extent permitted by law and all right, title and interest therein, including the worldwide copyrights, shall be the property of the Employer as the employer and party specially commissioning such work.  In the event that any such copyrightable work or portion thereof shall not be legally qualified as a work made for hire, or shall subsequently be so held, the Employee agrees to properly convey to the Employer, without additional compensation, the entire right, title and interest in and to such work or portion thereof, including but not limited to the worldwide copyrights, extensions of such copyrights, and renewal copyrights therein, and further including all rights to reproduce the copyrighted work in copies or phonorecords, to prepare derivative works based on the copyrighted work, to distribute copies of the copyrighted work, to perform the copyrighted work publicly, to display the copyrighted work publicly, and to register the claim of copyright therein and to execute any and all documents with respect hereto.

(vi)                              The Employee may not publish or disclose any Confidential Information and/or Proprietary Information relating to, arising from, derivative of, or as a result of her employment pursuant to this Agreement, including but not limited to: information, improvements, results, experiments, data, or methods that makes reference to any of the Confidential Information and/or Proprietary Information.  Any work performed under, or arising from, or a result of her employment with the Employer shall not be published or disclosed in written, electronic, or oral form without the express written permission of the Employer.

7.3                               Disputes or Controversies

The Employee recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information and/or Proprietary Information may be jeopardized.  All pleadings, documents, testimony, and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by the Employer, the Employee, and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

7.4                               Agreement on Condition of Employment

As a condition of employment, the Employee agrees to execute and abide by the Employer’s current form of Agreement on Condition of Employment, which may be amended by the parties from time to time without regard to this Agreement.  The Agreement on Condition of Employment contains provisions that are intended by the parties to survive and do survive termination or expiration of this Agreement.  In the event that the terms of this Agreement differ from or are in conflict with the Agreement on Condition of Employment, this Agreement shall control.

8.                                      NON-COMPETITION

8.1                               Acknowledgments by the Employee

The Employee understands and recognizes that the Employee’s services provided to the Employer are special, unique, unusual, extraordinary and intellectual in character.  Subject to Section 8.4 below, the Employee agrees that, during the employment of the Employee and for a period of two (2) years from the date of termination of the Employee’s employment with the Employer, she will not in any manner, directly or indirectly, on behalf of himself or any Person, firm, partnership, joint venture, corporation or other business entity, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend the Employee’s name or similar name to, lend the Employee’s credit to or render services or advice to, enter into or engage in any Competing Business; provided, however, that the Employee may purchase or otherwise acquire up to (but not more than) five percent (5%) of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934.  The Employer and Employee specifically acknowledges that, upon her employment by Employer, the Employee shall not be permitted to engage in other employment endeavors on a part-time basis, including but not limited to serving as a pharmaceutical consultant or part-time pharmaceutical employee unless specifically approved in advance by the Executive Chairman of the Employer’s Board of Directors, and then only so long as the Employee does not undertake any such consulting work or part-time employment work for a Competing Business.

8.2                               In consideration of the acknowledgements by the Employee, and in consideration of the compensation and benefits to be paid or provided to the Employee by the Employer, the Employee covenants that, subject to Section 8.4 below, she will not, directly or indirectly, whether for the Employee’s own account or the account of any other Person (i) at any time during the employment of the Employee and for a period of two (2) years from the termination of the Employee’s employment with the Employer interfere with the Employer’s relationship with any then-current employee by soliciting, employing, or otherwise engaging as an employee, independent contractor, or otherwise, any Person who is an employee of the Employer at the time of termination or in any manner induce or attempt to induce any employee of the Employer to terminate his employment with the Employer; or (ii) at any time during the employment of the Employee with the Employer and for two (2) years from the termination of the Employee’s employment with the Employer, interfere with the Employer’s relationship with any Person, including any Person who at any time during the Employee’s employment with the Employer was an employee, contractor, supplier, or customer of the Employer.

8.3                               In further consideration of these promises, the Employee agrees that she will not at any time during or after the Employee’s employment with the Employer, disparage the Employer or any of its shareholders, directors, officers, employees, parents, subsidiaries, affiliates or agents in any manner likely to be harmful to the Employer; provided, however, that the Employee may respond accurately and fully to any question, inquiry or request for information when required by legal process.  Likewise, the Employer agrees that it will not at any time during or after the Employee’s employment with the Employer, disparage the Employee in any manner likely to be harmful to the Employee or her business or personal reputation.  The Employer shall take reasonable steps to ensure that the Employer’s employees comply with this provision.

8.4                               Change of Control. In the event of a Change of Control Termination, the Employee’s obligations under Sections 8.1 and 8.2 above and the non-competition and non-solicitation provisions in the Agreement on Condition of Employment shall expire one (1) year from the date of termination of her employment with the Employer (or any entity acquiring the Employer as a result of a Change of Control).

8.5                               If any covenant in Section 8 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Employee.

The period of time applicable to any covenant in Section 8 will be extended by the duration of any violation by the Employee of such covenant.

The Employee will, while the covenants under Section 8 are in effect, give notice to the Employer, within ten days after accepting any other employment, of the identity of the Employee’s employer. The Employer may notify such employer that the Employee is bound by this Agreement and, at the Employer’s election, furnish such employer with a copy of this Agreement or relevant portions thereof.

9.                                      TAX MATTERS

9.1                               Responsibility for Tax Obligations.  The Employee agrees that she is responsible for any applicable taxes of any nature (including any penalties or interest that may apply to such taxes) that the Employer reasonably determines apply to any payment or equity award made to the Employee hereunder (or any arrangement contemplated hereunder), that the Employee’s receipt of any payment or benefit hereunder is conditioned on the Employee’s satisfaction of any applicable withholding or similar obligations that apply to such payment or benefit, and that any cash payment owed to the Employee hereunder will be reduced to satisfy any such withholding or similar obligations that may apply thereto.

9.2                               Compliance with Section 409A.  Any payments or benefits provided under this Agreement that constitute “deferred compensation” within the meaning of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) shall not commence in connection with the Employee’s termination of employment unless the Employee has also incurred a “separation from service,” as such term is defined in Treasury Regulation Section 1.409A-1(h) (without regard to any permissible alternative definition thereunder) (“Separation from Service”).  It is intended that each installment of the payments and benefits provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i).  For the avoidance of doubt, it is intended that payments of the amounts set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if the Employer determines that the payments and benefits provided under this Agreement constitute “deferred compensation” under Section 409A and the Employee is, on the date of the Employee’s Separation from Service, a “specified employee” of the Employer or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of any such payments or benefits shall be delayed as follows: on the earlier to occur of (i) the date that is six (6) months and one (1) day after the Employee’s Separation from Service or (ii) the date of the Employee’s death (such earlier date, the “Delayed Initial Payment Date”), the Employer shall (A) pay to the Employee a lump sum amount equal to the sum of the payments that the Employee would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the payments had not been so delayed pursuant to this Section 9.2 and (B) commence paying the balance of the payments in accordance with the applicable payment schedules set forth in this Agreement.  If the Employer determines that any payments or benefits provided under this Agreement constitute “deferred compensation” under Section 409A and the Release could become effective in the calendar year following the calendar year in which the Employee’s Separation from Service occurs, the Release will not be deemed effective any earlier than the Release Deadline for purposes of determining the timing of payment of any such payments or benefits.

9.3                               Parachute Payments

(a)                                 Notwithstanding anything in this Agreement to the contrary, if any payment or benefit the Employee will or may receive from the Employer or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Employee’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for the Employee.  If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

(b)                                 Notwithstanding any provision of Section 9.3(a) to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for the Employee as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

(c)                                  If the Employee receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 9.3(a) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, the Employee shall promptly return to the Employer a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 9.3(a)) so that no portion of the remaining Payment is subject to the Excise Tax.  For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 9.3(a), the Employee shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

10.                               CLAWBACK/RECOVERY

Any amounts paid to the Employee by the Employer, whether or not under this Agreement or any incentive plan of the Employer, will be subject to recoupment in accordance with The Sarbanes-Oxley Act of 2002, The Dodd-Frank Wall Street Reform and Consumer Protection Act and any implementing regulations under these acts, any clawback policy adopted by the Employer, or as otherwise required by applicable law.  In addition, in consideration of the Employee’s continued employment with the Employer and in recognition of the Employee’s position of trust and authority with the Employer, the Employee agrees to promptly consent to any clawback policy adopted by the Employer.

11.                               GENERAL PROVISIONS

11.1                        Injunctive Relief and Additional Remedy

The parties acknowledge that the injury that would be suffered by the other as a result of a breach of the provisions of this Agreement (including any provision of Sections 7 and 8) would be irreparable and that an award of monetary damages to the either for such a breach would be an inadequate remedy.  Consequently, either party will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and will not be obligated to post bond or other security in seeking such relief.  Without limiting the Employer’s rights under this Section 11 or any other remedies of the Employer, if the Employee breaches any of the provisions of Section 7 or 8, the Employer will have the right to cease making any payments otherwise due to the Employee under this Agreement.

11.2                        Covenants of Sections 7 and 8 are Essential and Independent Covenants

The covenants by the Employee in Sections 7 and 8 are essential elements of this Agreement, and without the Employee’s agreement to comply with such covenants, the Employer would not have entered into this Agreement or employed or continued the employment of the Employee.  The Employer and the Employee have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Employer.  The Employee agrees that this Agreement does not prevent her from earning a living or pursuing her career and that she has the ability to secure other non-competitive employment using her marketable skills.  The Employee agrees that the restrictions contained in this Agreement are reasonable, proper, and necessitated by the Employer’s legitimate business interests, including without limitation, the Employer’s Confidential and/or Proprietary Information and the goodwill of its customers.

The Employee’s covenants in Sections 7 and 8 are independent covenants and the existence of any claim by the Employee against the Employer under this Agreement or otherwise will not excuse the Employee’s breach of any covenant in Section 7 or 8.

If the Employee’s employment hereunder is terminated by either party, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Employee in Sections 7 and 8.

11.3                        Representations and Warranties by the Employee

The Employee represents and warrants to the Employer that the execution and delivery by the Employee of this Agreement do not, and the performance by the Employee of the Employee’s obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Employee; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Employee is a party or by which the Employee is or may be bound.

11.4                        Waiver

The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

11.5                        Binding Effect; Delegation of Duties Prohibited

This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Employer may merge or consolidate or to which all or substantially all of its assets may be transferred.  The duties and covenants of the Employee under this Agreement, being personal, may not be delegated.

11.6                        Notices

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to the Employer:	GTx, Inc.
175 Toyota Plaza, 7th Floor
Memphis, Tennessee 38103
Attention: Vice President, Chief Legal Officer
Facsimile No.: 901-844-8075

If to the Employee:	Diane C. Young, M.D.
12 Carriage Hill Drive
Far Hills, New Jersey 07931

The Employee shall notify the Employer in writing of any change of her address.  Otherwise, the Employer shall send all notices to the Employee’s address herein.

11.7                        Entire Agreement; Amendments

This Agreement, including the Agreement on Condition of Employment, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof.  The Employer and the Employee further acknowledge and agree that the provisions of this Agreement amend and supersede the Prior Employment Agreement, which shall be of no further force and effect.  This Agreement may not be amended orally, but only by an agreement in writing signed by the Employee and a duly authorized officer or director of the Employer.

11.8                        Governing Law

This Agreement will be governed by the laws of the State of Tennessee without regard to conflicts of laws principles.

11.9                        Jurisdiction

Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought against either of the parties in the courts of the State of Tennessee, County of Shelby, or, if it has or can acquire jurisdiction, in the United States District Court for the Western District of Tennessee, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on either party anywhere in the world.

11.10                 Section Headings, Construction

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

11.11                 Severability

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.12                 Counterparts

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

11.13                 Waiver of Jury Trial

THE PARTIES HERETO HEREBY WAIVE A JURY TRIAL IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT, OR ARISING OUT OF OR CONCERNING THE EMPLOYEE’S EMPLOYMENT WITH THE EMPLOYER OR TERMINATION THEREOF.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date above first written above.

DIANE C. YOUNG

/s/ Diane C. Young

GTx, Inc.

By:	/s/ Henry P. Doggrell
Title:	VP, Chief Legal Officer
Date:	July 13, 2015